Exhibit 10.16

EXECUTIVE SEVERANCE BENEFITS AGREEMENT

This EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is entered into as of the 3rd day of December, 2012 (the “Effective Date”), between JULIE HAMBLETON, MD, . (“Executive”) and FIVE PRIME THERAPEUTICS, INC. (the “Company”). This Agreement is intended to provide Executive with certain compensation and benefits in the event that Executive is subject to certain qualifying terminations of employment. Certain capitalized terms used in this Agreement are defined in Article 6.

The Company and Executive hereby agree as follows:

ARTICLE 1

SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT

1.1 The Company desires to employ Executive, or to continue Executive’s employment, in the position of Senior Vice President, Chief Medical Officer, and Executive wishes to be employed, or continue to be employed, by the Company in such position.

1.2 The Company and Executive wish to set forth the compensation and benefits that Executive shall be entitled to receive upon a Change in Control Termination or a Covered Termination.

1.3 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s employment with the Company (and if Executive is a continuing employee, his or her past services to the Company), and, with respect to the benefits described in Article 2 and Article 3, Executive’s compliance with the limitations and conditions on benefits as described in Article 4, including the execution of an effective Release, return of Company property and continued compliance with the Restrictive Covenants.

1.4 This Agreement shall supersede any other policy, plan, program or arrangement, including, without limitation, any contract between Executive and any entity, relating to severance benefits payable by the Company to Executive in connection with a Change in Control Termination or Covered Termination.

1.

ARTICLE 2

CHANGE IN CONTROL SEVERANCE BENEFITS

2.1 Severance Benefits. Upon a Change in Control Termination, and subject to the limitations and conditions set forth in this Agreement, Executive shall be eligible to receive the benefits set forth in this Article 2.

2.2 Salary Continuance. Executive shall receive, as severance, an amount equal to Executive’s Base Salary and Pro-Rata Bonus for that number of months in the Change in Control Severance Period, payable over such number of months immediately following the Termination Date in accordance with the Company’s payroll schedule then in effect. Except as set forth in Article 4, the payments provided for in this Section 2.2 shall commence with the first regularly scheduled payroll pay date following the Termination Date.

2.3 Health Continuation Coverage.

(a) Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, the Company shall pay the applicable premiums (inclusive of premiums for Executive’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Change in Control Termination) for such continued health, dental, or vision plan coverage following the date of the Change in Control Termination for up to the number of months equal to the Change in Control Severance Period (but in no event after such time as Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as Executive and Executive’s dependents are no longer eligible for COBRA coverage). Such coverage shall be counted as coverage pursuant to COBRA. The Company shall have no obligation in respect of any premium payments (or any other payments in respect of health, dental, or vision coverage from the Company) following the effective date of the Executive’s coverage by a health, dental, or vision insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a health, dental, or vision insurance plan of a subsequent employer. If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the Change in Control Severance Period, Executive will be responsible for the entire payment of such premiums required under COBRA for the duration of the COBRA period.

(b) For purposes of this Section 2.3, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

2.4 Stock Awards. Upon a Change in Control Termination, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock (or stock appreciation rights or

2.

other rights with respect to stock of the Company issued pursuant to any equity incentive plan of the Company) that are held by Executive on the Termination Date shall be accelerated in full, and (ii) any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable (or with respect to other rights with respect to stock of the Company issued or issuable) pursuant to any other stock award granted to Executive pursuant to any equity incentive plan of the Company shall lapse.

ARTICLE 3

COVERED TERMINATION SEVERANCE BENEFITS

3.1 Severance Benefits. Upon a Covered Termination, and subject to the limitations and conditions set forth in this Agreement, Executive shall be eligible to receive the benefits set forth in this Article 3.

3.2 Salary Continuance. Executive shall receive, as severance, an amount equal to Executive’s Base Salary and Pro-Rata Bonus for that number of months in the Covered Termination Severance Period, payable over such number of months immediately following the Termination Date in accordance with the Company’s payroll schedule then in effect. Except as set forth in Article 4, the payments provided for in this Section 3.2 shall commence with the first regularly scheduled payroll pay date following the Termination Date.

3.3 Health Continuation Coverage.

(a) Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, the Company shall pay for the applicable premiums (inclusive of premiums for Executive’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such continued health, dental, or vision plan coverage following the date of the Covered Termination for up to the number of months equal to the Covered Termination Severance Period (but in no event after such time as Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as Executive and Executive’s dependents are no longer eligible for COBRA coverage). Such coverage shall be counted as coverage pursuant to COBRA. The Company shall have no obligation in respect of any premium payments (or any other payments in respect of health, dental, or vision coverage from the Company) following the effective date of the Executive’s coverage by a health, dental, or vision insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a health, dental, or vision insurance plan of a subsequent employer. If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the Covered Termination Severance Period, Executive will be responsible for the entire payment of such premiums required under COBRA for the duration of the COBRA period.

3.

(b) For purposes of this Section 3.3, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

3.4 Stock Awards. Upon a Covered Termination, (i) the vesting and exercisability of all unvested shares subject to outstanding options to purchase the Company’s common stock (or stock appreciation rights or other rights with respect to stock of the Company issued pursuant to any equity incentive plan of the Company) that are held by Executive on the Termination Date shall be accelerated by fifty percent (50%), and (ii) any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable (or with respect to other rights with respect to stock of the Company issued or issuable) pursuant to any other stock award granted to Executive pursuant to any equity incentive plan of the Company shall lapse with respect to fifty percent (50%) of those shares then unvested as of the Termination Date.

ARTICLE 4

LIMITATIONS AND CONDITIONS ON BENEFITS

4.1 Rights Conditioned on Compliance. Executive’s rights to receive all severance benefits described in Article 2 and Article 3 shall be conditioned upon and subject to Executive’s compliance with the limitations and conditions on benefits as described in this Article 4.

4.2 Continuation of Service Until Date of Termination. Executive shall continue to provide service to the Company in good faith until the Termination Date, unless such performance is otherwise excused in writing by the Company.

4.3 Release Prior to Payment of Benefits. Upon the occurrence of a Change in Control Termination or a Covered Termination, as applicable, and prior to the provision or payment of any benefits under this Agreement on account of such Change in Control Termination or Covered Termination, as applicable, Executive must execute a general waiver and release in substantially the form attached hereto and incorporated herein as Exhibit A, Exhibit B, or Exhibit C, as appropriate (each a “Release”), and such release must become effective in accordance with its terms, but in no event later than sixty (60) days following the Termination Date. No amount shall be paid prior to such date. Instead, on the 60th day following the Termination Date, the Company will pay Executive the severance amount that Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the severance amount being paid as originally scheduled. The Company may modify the Release in its discretion to comply with changes in applicable law at any time prior to Executive’s execution of such Release. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under Executive’s Proprietary Information and Inventions Agreement (or any successor agreement thereto) and any similar obligations under applicable law. It is

4.

understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release. If Executive does not execute such Release within the applicable period, no benefits shall be provided or payable under, and Executive shall have no further rights, title or interests in or to any severance benefits or payments pursuant to, this Agreement. It is further understood that if Executive is age 40 or older at the time of a Change in Control Termination or a Covered Termination, as applicable, Executive may revoke the applicable Release within seven (7) calendar days after its execution by Executive. If Executive revokes such Release within such subsequent seven (7) day period, no benefits shall be provided or payable under this Agreement pursuant to such Change in Control Termination or Covered Termination, as applicable.

4.4 Return of Company Property. Not later than the Termination Date, Executive shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that Executive has in his or her possession or control. The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information. If Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Termination Date, Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems. Executive agrees to provide the Company access to Executive’s system as requested to verify that the necessary copying and/or deletion is done.

4.5 Cooperation and Continued Compliance with Restrictive Covenants.

(a) From and after the Termination Date, Executive shall cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which Executive was employed by the Company (including any period of employment with an entity acquired by the Company). Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is

5.

expressly prohibited by law from so doing. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary, or other compensation) within thirty (30) days of Executive’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures, and will make reasonable efforts to accommodate Executive’s scheduling needs. To the extent that any taxable reimbursements of expenses are provided hereunder, they shall be made or provided in accordance with Section 409A of the Code, including, but not limited to, the following provisions: (i) the amount of any such expense reimbursement provided during Executive’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(b) From and after the Termination Date, Executive shall continue to abide by all of the terms and provisions of Executive’s Employee Confidentiality and Inventions Assignment Agreement (and any other comparable agreement signed by Executive), in accordance with its terms.

(c) During the Severance Period, Executive will not carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) that is directly competitive with the business conducted by the Company, nor engage in any other activities that conflict with Executive’s continuing obligations to the Company. For the purposes of this Agreement, Executive and the Company agree that research and development directed toward clinical or commercial stage products or product candidates which the Company is actively pursuing on the Termination Date will be considered competitive with the business of the Company. Before commencing any participation in any business or activity during the Change in Control Severance Period or Covered Termination Severance Period, as applicable, Executive shall submit advance written notice to the Board describing the nature of the proposed business or activity and the general scope of the business of the entity or individual for which Executive is proposing to perform the work activity or in whose business Executive is proposing to participate in some manner, and the Company shall provide a written response within ten (10) business days indicating whether it consents to the proposed business activity. Failure to respond within this ten (10) business day period shall constitute consent by the Company to the proposed business activity. Notwithstanding the above restrictions in this Section 4.5(c), Executive shall not be prohibited from being a passive shareholder of up to 1% of the public stock of a competitive entity.

(d) Executive acknowledges and agrees that Executive’s obligations under this Section 4.5 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement. Executive further acknowledges and agrees that Executive’s violation of Section 4.5 inevitably would involve use or disclosure of the Company’s proprietary and confidential information. Accordingly, Executive agrees that Executive will forfeit, effective as of the date of any breach, any right,

6.

entitlement, claim or interest in or to any unpaid portion of the severance payments or benefits provided in Article 2 or Article 3.

4.6 Parachute Payments.

(a) Parachute Payment Limitation. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment shall be paid to Executive: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is greater than ten percent (10%). A Reduced Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is less than or equal to ten percent (10%). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(b) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 4.6. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or

7.

after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

4.7 Certain Reductions and Offsets. To the extent that any federal, state or local laws, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control, or any other similar event or reason, the benefits payable under this Agreement shall be correspondingly reduced. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the parties shall construe and enforce the terms of this Agreement accordingly.

4.8 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Change in Control Termination or Covered Termination (except as expressly provided in Sections 2.3 and 3.3 above).

4.9 Indebtedness of Executive. If Executive is indebted to the Company on the effective date of a Change in Control Termination or Covered Termination, the Company reserves the right to offset any severance payments and benefits under this Agreement by the amount of such indebtedness.

4.10 Application of Section 409A. It is intended that each installment of the payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that the payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments provided under this agreement (the “Agreement Payments“) constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee“ of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the Agreement Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s separation from service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date“), the Company (or the successor entity thereto, as applicable) shall (A) pay Executive a lump sum amount equal to the sum of the Agreement Payments that she would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the

8.

Agreement Payments had not been so delayed pursuant to this paragraph and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this agreement.

4.11 Tax Withholding. All payments under this Agreement shall be subject to applicable withholding for federal, state and local income and employment taxes.

ARTICLE 5

OTHER RIGHTS AND BENEFITS

Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company except as provided in Section 1.4 above. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.

ARTICLE 6

DEFINITIONS

Unless otherwise provided, for purposes of the Agreement, the following definitions shall apply:

6.1 “Base Salary” means 1/12th of the greater of (i) Executive’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses, and other forms of variable compensation) as in effect on the date of a Change in Control Termination or a Covered Termination, as applicable, or (ii) in the case of a Change in Control Termination, Executive’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses, and other forms of variable compensation) as in effect on the date of a Change in Control.

6.2 “Board” means the Board of Directors of the Company.

6.3 “Cause” means Executive’s: (i) dishonest statements or acts with respect to the Company, any subsidiary or any affiliate of the Company or any subsidiary; (ii) commission by or indictment for (A) a felony or (B) any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (iii) gross negligence, willful misconduct or insubordination with respect to the Company, any subsidiary or any affiliate of the Company or any subsidiary; (iv) material breach of any of Executive’s obligations under any agreement to which

9.

Executive and the Company or any subsidiary are a party; or (v) death or disability. With respect to item (iv), Executive will be given notice and a 30-day period in which to cure such breach, only to the extent such breach can be reasonably expected to be able to be cured within such period. Executive agrees that the breach of any non-solicitation or confidentiality obligation to the Company or any subsidiary shall not be curable to any extent.

6.4 “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a) Any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act Person”) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(b) There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(c) The stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or

(d) There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its

10.

subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Notwithstanding the foregoing or any other provision of this Agreement, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any affiliate and the participant shall supersede the foregoing definition with respect to stock awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

6.5 “Change in Control Severance Period” means the period of eighteen (18) months commencing on the Termination Date.

6.6 “Change in Control Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” either of which occurs on, or within three (3) months prior to, or within twelve (12) months following, the effective date of a Change in Control, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Death and disability shall not be deemed Change in Control Terminations.

6.7 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

6.8 “Code” means the Internal Revenue Code of 1986, as amended.

6.9 “Company” means Five Prime Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.

6.10 “Covered Termination” means an “Involuntary Termination Without Cause”, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Death, disability, and termination of employment by Executive, shall not be deemed Covered Terminations.

6.11 “Covered Termination Severance Period” means the period of nine (9) months commencing on the Termination Date.

6.12 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company for reasons other than Cause and other than as a result of death or disability.

6.13 “Pro-Rata Bonus” means 1/12th of the greater of (i) the average annual bonus paid to Executive for the three years preceding the date of a Change in Control Termination or Covered

11.

Termination, as applicable, (or such lesser number of years during which Executive has been employed by the Company), or (ii) annual target cash bonus, as in effect on the date of a Change in Control Termination or Covered Termination, as applicable.

6.14 “Resignation for Good Reason” means Executive’s resignation from all employee positions Executive then-holds with the Company within sixty (60) days following any of the following events taken without Executive’s consent, provided Executive has given the Company written notice of such event within thirty (30) days after the first occurrence of such event and the Company has not cured such event within thirty (30) days thereafter:

(a) A decrease in Executive’s total target cash compensation (base and bonus) of more than 10% (i.e., a material reduction in Executive’s base compensation and a material breach by the Company of Executive’s employment terms with the Company), other than in connection with a comparable decrease in compensation for all comparable executives of the Company;

(b) Executive’s duties or responsibilities are materially diminished (not simply a change in title or reporting relationships); Executive shall not be deemed to have a “Resignation for Good Reason” if the Company survives as a separate legal entity or business unit following the Change in Control and Executive holds materially the same position in such legal entity or business unit as Executive held before the Change in Control;

(c) An increase in Executive’s round-trip driving distance of more than fifty (50) miles from Executive’s principal personal residence to the principal office or business location at which Executive is required to perform services (except for required business travel to the extent consistent with Executive’s prior business travel obligations); or

(d) The failure of the Company to obtain a satisfactory agreement from any successor to materially assume and materially agree to perform under the terms of this Agreement.

6.15 “Termination Date” means the effective date of the Change in Control Termination or Covered Termination, as applicable.

ARTICLE 7

GENERAL PROVISIONS

7.1 Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change the Company’s policies regarding termination of employment.

7.2 Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including

12.

personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.

7.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.4 Waiver. If either party should waive any breach of any provisions of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in the San Francisco Bay Area through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS employment law arbitration rules. However, nothing in this Section 7.5 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

7.6 Complete Agreement. This Agreement, including Exhibit A, Exhibit B and Exhibit C, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to payments and benefits to Executive in the event of employment termination. It is entered into without reliance on any promise or representation other than those expressly contained herein.

7.7 Amendment or Termination of Agreement; Continuation of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Board. Unless so terminated, this Agreement shall continue in effect for as

13.

long as Executive continues to be employed by the Company or by any surviving entity following any Change in Control. In other words, if, following a Change in Control, Executive continues to be employed by the surviving entity without a Change in Control Termination and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Change in Control Termination, then Executive shall receive the benefits described in Article 2 hereof.

7.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.9 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.10 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

7.11 ERISA. This Agreement is intended to constitute a severance agreement subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

7.12 Choice of Law. To the extent not preempted by ERISA, all questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.

7.13 Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

7.14 Circular 230 Disclaimer. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). ANY TAX ADVICE CONTAINED IN THIS AGREEMENT IS INTENDED TO BE PRELIMINARY, FOR DISCUSSION PURPOSES ONLY, AND NOT FINAL. ANY SUCH ADVICE IS NOT INTENDED TO BE USED FOR MARKETING, PROMOTING OR RECOMMENDING ANY TRANSACTION OR FOR THE USE OF ANY PERSON IN CONNECTION WITH THE PREPARATION OF ANY TAX RETURN. ACCORDINGLY, THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON.

14.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.

FIVE PRIME THERAPEUTICS, INC.		EXECUTIVE

By:	/s/ Lewis T. Williams	/s/ Julie Hambleton
Name:	Lewis T. “Rusty” Williams	Julie Hambleton, MD
Title:	Founder, President and Chief Executive Officer

Exhibit A:	Release (Individual Termination – Age 40 or Older)

Exhibit B:	Release (Individual and Group Termination – Under Age 40)

Exhibit C:	Release (Group Termination – Age 40 or Older)

15.

EXHIBIT A

RELEASE

(INDIVIDUAL TERMINATION – AGE 40 OR OLDER)

Certain capitalized terms used in this Release are defined in the Executive Change in Control Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s Employee Confidentiality and Inventions Assignment Agreement (or other comparable agreement that I have signed, if any).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to

A-1.

release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release by providing a written notice of revocation to the Company’s Chief Executive Officer; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release (provided that I do not revoke it).

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

EXECUTIVE:

Signature

Printed Name

Date:

A-2.

EXHIBIT B

RELEASE

(INDIVIDUAL AND GROUP TERMINATION – UNDER AGE 40)

Certain capitalized terms used in this Release are defined in the Executive Change in Control Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s Employee Confidentiality and Inventions Assignment Agreement (or other comparable agreement that I have signed, if any).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law.

B-1.

I acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; and (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier).

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

EXECUTIVE:

Signature

Printed Name

Date:

B-2.

EXHIBIT C

RELEASE

(GROUP TERMINATION – AGE 40 OR OLDER)

Certain capitalized terms used in this Release are defined in the Executive Change in Control Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s Employee Confidentiality and Inventions Assignment Agreement (or other comparable agreement that I have signed, if any).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to

C-1.

release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release by providing a written notice of revocation to the Company’s Chief Executive Officer; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) after I execute this Release; and (F) I have received with this Release the required written disclosure for a “group termination” under the ADEA, including a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

EXECUTIVE:

Signature

Printed Name

Date:

C-2.